Exhibit 3.26
ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF ANADAC, INC.
     The undersigned Corporation, for the purpose of amending its Articles of Incorporation, in accordance with Article 11 of the Virginia Stock Corporation Act, does hereby set forth the following:
     1. The name of the corporation (which hereinafter is called the “Corporation”) is ANADAC, INC.
     2. The texts of the amendments hereby made are as follows:
          (a) Article 5 of the Corporation’s Articles of Incorporation is hereby amended as follows:
               (i) Prior to the word “The” in the first sentence of the text of Article 5, the following is inserted: “(a)”.
               (ii) The following is inserted at the end of existing Article 5 (now designated Article 5, section (a)):
The total number of directors of the Corporation specified in the Corporation’s Bylaws shall be divided into three groups, with each group containing one-third of the total, as near as may be. The terms of directors in the first group (as designated by the Board of Directors) shall expire at the first annual shareholders’ meeting after their election, the terms of the second group (as designated by the Board of Directors) shall expire at the second annual shareholders’ meeting after their election, and the terms of the third group (as designated by the Board of Directors) shall expire at the third annual shareholders’ meeting after their election. At each annual shareholders’

meeting held thereafter, directors shall be chosen for a term of three years, to succeed those whose terms expire.
          (b) Article 6 of the Corporation’s Articles of Incorporation is hereby deleted in its entirety and in lieu thereof the following is inserted:
6.	Limitation of Director and Officer Liability
     (a) In any proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, the damages assessed against any Corporation officer or director arising out of any single transaction, occurrence or course of conduct shall not exceed the amount of One Dollar ($1.00), which is hereby specified as a limitation on the liability of every Corporation officer and director.
     (b) The liability of a Corporation officer or director shall not be limited as provided in Article 6, section (a) above if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.
          (c) The following new Article 8 is inserted after existing Article 7:
8.	Indemnification of Officers, Directors and Others.
     (a) For purposes of this Article 8, the terms “director,” “expense,” “liability,” “party,” and “proceeding” shall have the same respective meanings provided by Section 13.1-696 of the Virginia Stock Corporation Act, as amended by succeeding legislation. The term “liability” as used in this Article 8 specifically includes the obligation to pay a judgment, settlement, penalty or fine, including any excise tax assessed with respect to an employee benefit plan. The term “proceeding” as used in this Article 8 specifically includes (i) any proceeding by or in the right of the Corporation, whether or not a director or officer is adjudged liable to the Corporation in such proceeding, and (ii) any other proceeding charging improper personal benefit in which a director or officer is adjudged liable on the basis that personal benefit was improperly received by him.
     (b) The Corporation shall indemnify every officer and director of the Corporation who is made a party to any proceeding because he is or was an officer or director of the Corporation against all liability incurred in the proceeding, except that the Corporation shall not provide indemnity to an officer or director against his willful misconduct or a knowing violation of the criminal law.
     (c) (i) The determination as to the right of an officer or director to indemnification under Article 8, section (b) above shall be made in accordance with this section (c).
          (ii) The Corporation shall indemnify every officer and director, in accordance with the provisions of this Article 8, unless it is proved in the proceeding that:
               (1) An act or omission of the officer or director was material to a claim asserted against him in the proceeding and either was committed in bad faith, or was the result of willful misconduct or a knowing violation of the criminal law.
               (2) The officer or director actually received an improper personal benefit in money, property or services; or
               (3) In the case of a criminal proceeding, the officer or director had reasonable cause to believe that the act or omission was a violation of the criminal law.
          (iii) The termination of any proceeding by judgment, order or settlement does not create a presumption that the requirements of Article 8, section (c), subsection (ii) above have not been satisfied,
          (iv) The Corporation shall, upon request of any officer or director, pay for or reimburse the reasonable expenses incurred by such person in a proceeding, in accordance with the provisions of Section 13.1-699 of the Virginia Stock Corporation Act, as amended by succeeding legislation. The determination referred to in Section 13.1-699 A.3 of such Act may be made by the Board of Directors of the Corporation.
     (d) Any indemnification provided pursuant to this Article shall, in accordance with the provisions hereof, continue as to any person who has ceased to be an officer or director of the Corporation, and inure to the benefit of the heirs, executors and administrators of such person.
     (e) The Corporation may, if authorized by its Board of Directors, provide indemnification pursuant to and in accordance with this Article 8 to any employee or agent of the Corporation.
     (f) To the extent, if any, permitted by applicable law, and if authorized by its Board of Directors, the Corporation may provide, in addition to indemnification required or permitted by this Article 8, additional and further indemnification to any officer, director, employee or agent, by contract, amendment to its Bylaws, or otherwise.
     (g) In any situation and with respect to any relevant matter not otherwise governed by this Article 8, or in the event any provision of this Article 8 is declared by a court of competent jurisdiction to be unenforceable for any reason in any application, applicable provisions of Sections 13.1-696 through 13.1-704 of the Virginia Stock Corporation Act, as amended by succeeding legislation, shall apply, and in any situation not governed by this Article 8, the Corporation shall indemnify every officer and director of the Corporation, and no provision of this Article 8 shall limit or prevent the Corporation from providing such indemnity, in all situations mandated or permitted by, to the maximum extent allowed under, and in the manner provided by, Sections 13.1-696 through 13.1-704 of the Virginia Stock Corporation Act, as amended by succeeding legislation.
          (d) The following new Article 9 is inserted after Article 8:
9.	Shareholder Action.
     At any meeting of shareholders, shareholder action on any matter shall be approved if a quorum exists and if the matter is approved by the affirmative vote of the holders of shares representing a majority of the votes of shareholders present in person or represented by proxy, unless a greater number of votes or voting by classes is required by statute or by these Articles of Incorporation and except that in elections of directors those receiving the greatest number of votes shall be deemed elected even though not receiving a majority of votes.
          (e) The following new Article 10 is inserted after Article 9:
10.	Rights, Options and Warrants for Shares.
     The Corporation may create or issue rights, options or warrants for the purchase of shares of the Corporation upon such terms and conditions and for such consideration, if any, and such purposes as may be approved by the Board of Directors. Such rights, option or warrants may be issued to directors, officers or employees of the Corporation or any subsidiary thereof, whether or not the same are issued to shareholders generally, upon such approval by the Board of Directors without any requirement of shareholder approval.
          (f) The following new Article 11 is inserted after Article 10:
11.	Fair Price Provisions.
     (a) In addition to any affirmative vote required by law or these Articles of Incorporation and except as otherwise expressly hereinafter provided in this Article:
          (i) any merger or consolidation of, or share exchange by, the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other Corporation (whether or not such other corporation is an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or
          (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of One Million Dollars ($1,000,000) or more; or
          (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of 20 percent or more of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof); or
          (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or
          (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned or controlled by any Interested Shareholder or any Affiliate of any Interested Shareholder;
shall require the affirmative vote of the holders of at least 80 percent of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class (it being understood that for purposes of this Article 11, each share of the Voting Stock shall have one vote).
     (b) The term “Business Combination” as used in this Article 11 shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of section (a) of this Article.
     (c) The provisions of this Article shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles if all of the conditions specified below are met:
          (i) The Business Combination shall have been approved by a majority of the Directors (as hereinafter defined); and
          (ii) All of the following conditions shall have been met:
               (1) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by all holders of Common Stock and all holders of outstanding stock options in such Business Combination shall be at least equal to the higher of the following:
                    (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes, and soliciting dealers’ fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (2) in the transaction in which it became an Interested Shareholder, whichever is higher; and
                    (b) The Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article 11 as the “Determination Date”), whichever is higher.
               (2) The consideration to be received by all holders of Common Stock and all holders of outstanding stock options shall be cash or in the same form as the Interested Shareholder has previously paid for the majority of its shares of Voting Stock.
               (3) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (a) there shall have been (1) no reduction in the annual rate of dividend paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split) , recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Directors; and (b) such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.
               (4) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.
               (5) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act or 1934, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all shareholders and holders of outstanding stock options of the

Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).
     (d) For purposes of this Article:
          (1) A “person” shall mean any individual, firm, corporation, partnership, trust or other entity.
          (2) “Interested Shareholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:
               (i) is the beneficial owner, directly or indirectly, of more than 5 percent of the voting power of the outstanding Voting Stock;
               (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 5 percent or more of the voting power of the then outstanding Voting Stock; or
               (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at anytime within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.
          (3) A person shall be a “beneficial owner” of any Voting Stock:
               (i) which such person or any of its Affiliates of Associates (as hereinafter defined) beneficially owns, directly or indirectly; or
               (ii) which such person or any of its Affiliates or Associates has

(a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or
               (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.
          (4) For the purposes of determining whether a person is an Interested Stockholder pursuant to subsection (d)(2) of this Article, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of subsection (d)(3) of this Article but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
          (5) “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.
          (6) “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in subsection (d)(2) of this Article, the terms “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.
          (7) “Director” means any member of the board of directors of the Corporation (the “Board”) who was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Director by a majority of Directors then on the Board,
          (8) “Fair Market Value” means (i) the highest closing bid quotation with respect to a share of such stock or other securities during the 30-day period preceding the date in question on any system or by any broker then in use, or if no such quotation is available, the fair market value on the date in question of a share of such stock or other securities as determined by the Board in good faith; and (ii) in the case of property other than cash or stock or other securities, the fair market value of such property on the date in question as determined by a majority of Directors then on the Board.
          (9) In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in paragraph (c)(ii)(l) of the Article shall include the shares of Common Stock, outstanding stock options and/or the shares of any class of outstanding Voting Stock retained by the holders of such shares.
     (e) A majority of the Directors of the Corporation shall have the power and duty to determine for the purposes of this Article on the basis of information known to them after reasonable inquiry: (i) whether a person is an Interested Shareholder, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another,

(iv) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of One Million Dollars ($1,000,000) or more.
     (f) Nothing contained in this Article shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.
          (g) The following new Article 12 is inserted after Article 11:
12.	Alteration, Amendment or Repeal.

Notwithstanding any other provisions of these Articles of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, the Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of the least 80 percent or more of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, one vote per share, shall be required to alter, amend or adopt any provision inconsistent with or repeal Article 5, section (b), Article 6, Article 8, Article 10, Article 11, or this Article 12 of these Articles of Incorporation.
     3. None of these amendments provides for an exchange, reclassification or cancellation of issued shares.
     4. All of these amendments were approved by the Board of Directors of the Corporation by a unanimous written consent dated as of June 27, 1988, and were submitted to a vote of the shareholders of the Corporation at the shareholders’ annual meeting held August 15, 1988.

     5. All of these amendments were proposed by the Board of Directors and submitted to the shareholders in accordance with the Virginia Stock Corporation Act, and:
          (a) All of the Corporation’s shares are designated as Common Stock. There are 532,220 shares of outstanding common stock, each of which is entitled to one vote. There is only one voting group entitled to vote on these amendments, which is the group of holders of common stock of the Corporation. The number of votes entitled to be cast by the holders of common stock is 532,220.
          (b) The total number of votes cast for and against these amendments by the holders of common stock is set forth below, and the number of votes cast for each of these amendments by the holders of common stock was sufficient for approval by the shareholders of the Corporation:

	Votes For	Votes Against
Amendments to Article 5 (paragraph 2(a) above)	468,220	1550
New Article 6 (paragraph 2(b) above)	468,120	1650
New Article 8 (paragraph 2(c) above)	467,270	2500
New Article 9 (paragraph 2(d) above)	468,220	1550

	Votes For	Votes Against

New Article 10 (paragraph 2(e) above)	460,770	9000

New Article 11 (paragraph 2(f) above)	464,220	5550

New Article 12 (paragraph 2(g) above)	461,670	8100
     6. These amendments are permitted by the laws of the Commonwealth of Virginia under which the Corporation is organized, and all conditions required by such laws have been satisfied.
     IN WITNESS WHEREOF, the undersigned Corporation has caused these Articles of Amendment to be executed by its duly authorized officers this 16th day of August, 1988.

ANADAC, INC.
By:	/s/ John J. Bennett
John J. Bennett,
Chairman of the Board

And:	/s/ Harrison N. Walther
Harrison N. Walther,
President

212185
COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION
RICHMOND, September 21, 1988
The accompanying articles having been delivered to the State Corporation Commission on behalf of
ANADAC, INC.
and the Commission having found that the articles comply with the requirements of law and that all required fees have been paid, it is
ORDERED that this CERTIFICATE OF AMENDMENT
be issued, and that this order, together with the articles, be admitted to record in the office of the Commission; and that the corporation have the authority conferred on it by law in accordance with the articles, subject to the conditions and restrictions imposed by law, effective September 21, 1988

STATE CORPORATION COMMISSION
By	/s/ Elizabeth B. Lacy
Commissioner